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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Clarfield,                   Mitchell                         D.
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        (Last)                      (First)                        (Middle)

       11755 Wilshire Boulevard, 19th Floor
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                                   (Street)

       Los Angeles,                 CA                              90025
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   The WMF Group, Ltd. (WMFG)
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person
    (voluntary)
                --------------

4.  Statement for Month/Year   December, 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


        Director     X  Officer                 10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)
                     Executive Vice President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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Common stock, $0.01   12/2/99
par value                           S            10,000         D        $5.00                               I           (1)
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Common stock, $0.01   12/10/99
par value                           S             7,075         D        $5.00                               I           (1)
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Common stock, $0.01   12/23/99
par value                           S             10,000        D        $5.00                               D
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Common stock, $0.01   12/28/99
par value                           S             10,000        D        $5.6875     192,270(2)              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
4(b)(v).
                                                                          (over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)       (Instr. 4)
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Explanation of Responses:
(1) Carbon Mesa Advisors, Inc. sold 10,000 shares and 7,075 shares of the Company's common stock on December 2, 1999, and on December 10, 1999, respectively. Carbon Mesa Advisors, Inc. is wholly owned by Mr. Clarfield and his spouse.
(2) Includes (A)42,425 shares of common stock beneficially owned by Carbon Mesa Advisors, Inc., which is wholly owned by Mr. Clarfield and his spouse, (B) 124,845 shares of unrestricted common stock held directly by Mr. Clarfield and (C) 25,000 shares of restricted common stock held directly by Mr. Clarfield.


          /s/ Mitchell D. Clarfield        January 10, 2000
          -------------------------------  -----------------
          **Signature of Reporting Person        Date
          Mitchell D. Clarfield

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

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